Exhibit 99.1
Press Release
For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer
(708) 450-6759
ROYAL AMERICAN APPROVES MERGER
Stockholders Approve Sale to Midwest Banc Holdings, Inc.
Closing Expected at End of June
Melrose Park, IL (May 31, 2006) – Stockholders of Royal American Corporation voted yesterday to approve the sale of their company to Midwest Banc Holdings, Inc. (NASDAQ: MBHI) in a stock and cash transaction valued at approximately $133.3 million. Following close of the transaction, Royal American Bank will be merged into Midwest Bank and Trust Company, creating a 24-branch bank with more than $2.9 billion in assets.
Royal American stockholders approved the sale with an 86% favorable vote, which was the final step prior to closing. Both federal and state regulatory agencies had issued their approvals earlier.
“Strong support from the owners of Royal American is an important endorsement of our strategic decision to join a larger community banking organization,” said Jay Fritz, chairman and chief executive officer of Royal American Corporation. Fritz will become president and chief operating officer of Midwest Bank and Trust Company after the merger is completed.
Under terms of the agreement announced in February, Royal American stockholders are to receive 2.8 million shares of Midwest Banc Holdings’ stock and $63.0 million in cash in the transaction, with total consideration estimated at approximately $133.3 million. The merger of the two banking subsidiaries will enhance the geographic footprint of both banks. Royal American’s branch locations in Bensenville, Bloomingdale, Buffalo Grove, Elgin, Inverness and Naperville provide a complementary footprint for Midwest Bank branches in Addison, Downers Grove, Hinsdale, Long Grove, Norridge and Roselle. Midwest Bank operates a total of 18 branches in Cook, DuPage, Lake and McHenry counties.
“We look forward to working with our combined team to build Midwest Bank and Trust as a supercommunity banking organization serving the Chicago metropolitan area,” said James J. Giancola, president and chief executive officer of Midwest Banc Holdings, Inc. “As reported earlier, we anticipate restructuring costs of approximately $1.6 million and cost savings of approximately $1.8 million (both net of tax) starting in the third quarter of 2006. Combining these with revenue enhancement opportunities, we expect the acquisition to be accretive to earnings in the first year.
“Equally important, the Royal American team is smart, experienced and committed to profitable growth,” Giancola continued. “We know they will deliver the same kind of banking savvy that led to stellar growth at Royal American Bank.”

Executives of both firms have been collaborating on merger implementation and transition matters over the past few months, which should lead to a smooth transition and realization of merger benefits, according to Giancola.
In addition to the benefits of expanded geographic coverage and intellectual capital, the merger yields a more diversified and lower risk balance sheet for Midwest Banc Holdings, Inc. Midwest Bank’s focus on commercial real estate lending will be balanced by Royal American’s emphasis on commercial and industrial customers, while the combined deposit base of the two companies offers potential for lower combined cost of funds. Combination of Royal American’s $200 million trust and wealth management services with Midwest’s investment and brokerage activities will create a growing fee based revenue source, as well.
Fritz and other investors founded Royal American in 1991 after he served as Chief Executive Officer of the then $500 million First Chicago Bank of Mt. Prospect. His lengthy career in the Chicago metropolitan area includes positions at Northern Trust, First National Bank of Libertyville and Continental Illinois National Bank. Fritz and Thomas A. Rosenquist, president of Lake County Grading Company of Libertyville and a director of Royal American, will join the boards of both Midwest Bank and Midwest Banc Holdings, following the closing of the transaction.
Kelly O’Keeffe, a founder of Royal American Bank and its president since 1997, will become an executive vice president of Midwest Bank, reporting to Fritz. Brogan Ptacin, executive vice president and senior loan officer at Royal American Bank, will become executive vice president and head of commercial and industrial lending at Midwest Bank, reporting to Fritz. Mary King Wilson, executive vice president and chief financial officer of Royal American, will become senior vice president and comptroller at Midwest Bank, reporting to Daniel R. Kadolph, chief financial officer of Midwest Banc Holdings.
Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, LLC.
ADDITIONAL INFORMATION
In connection with the proposed acquisition of Royal American Corporation (“Royal”) by Midwest Banc Holdings, Inc. (the “Company”), the Company has filed with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of the Company’s common stock to be issued to the stockholders of Royal. The registration statement includes a proxy statement/prospectus which has been sent to the stockholders of Royal seeking their approval of the proposed transaction.
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, ROYAL AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to the Company, 501 W. North Avenue, Melrose Park, Illinois 60160, Attention: Investor Relations (telephone number (708) 865-1053) or Royal, 1604 W. Colonial Parkway, Inverness, Illinois 60067, Attention: Investor Relations (telephone number (847) 202-8300).

The Company, Royal and their respective directors, executive officers, and certain other members of management may be deemed to be participants in the solicitation of proxies from the stockholders of Royal in connection with the merger transaction. For information about the Company’s directors, executive officers and members of management, stockholders are asked to refer to the most recent proxy statement issued by the Company, which is available on its web site and at the address provided in the preceding paragraph. Information regarding Royal’s directors, executive officers and members of management and their respective interests in the proposed transaction is available in the proxy statement/prospectus of the Company and Royal described above and other relevant materials to be filed with the SEC.
This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business, which should be considered in evaluating “Forward-Looking Statements.”